Exhibit 4.1
KENNEDY-WILSON HOLDINGS, INC.
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General Corporation Law of the State of Delaware
6.00% SERIES C CUMULATIVE PERPETUAL PREFERRED STOCK
(par value $0.0001 per share)
Kennedy-Wilson Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
The Board of Directors of the Corporation, in accordance with the resolutions of the Board of Directors of the Corporation dated June 4, 2023, the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and applicable law, adopted the following resolution on such date creating a series of 200,000 shares of preferred stock, par value $0.0001 per share, of the Corporation designated as “6.00% Series C Cumulative Perpetual Preferred Stock”:
RESOLVED that, pursuant to the Certificate of Incorporation, the Bylaws and applicable law, a series of preferred stock, par value $0.0001 per share, of the Corporation be, and hereby is, created and designated as the “6.00% Series C Cumulative Perpetual Preferred Stock,” and the Board of Directors hereby fixes and determines the number of shares, the designations, voting power, preferences, participations, optional, relative or special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth below:
6.00% SERIES C CUMULATIVE PERPETUAL PREFERRED STOCK

Section 1.Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated “6.00% Series C Cumulative Perpetual Preferred Stock” (the “Series C Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 200,000 shares, which may be decreased (but not below the number of shares of Series C Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series C Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.
Section 2.Ranking. The Series C Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (a) on a parity with (x) the Corporation’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”), (y) the Corporation’s 4.75% Series B Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) and (z) each other class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend and distribution rights and rights on liquidation, winding up or dissolution of the Corporation (collectively, “Parity Securities,” which term excludes the Series C Preferred Stock) and (b) senior to the Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend and distribution rights and rights on liquidation, winding-up or dissolution of the Corporation (the Common Stock and each such other class or series of capital stock referred to in this clause (b), collectively, “Junior Securities”).
Section 3.Definitions. As used herein with respect to the Series C Preferred Stock:
    “Affiliate” has the meaning set forth in Rule 144.
“Aggregate Strike Price” has the meaning set forth in the Warrant Agreement.
“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.
“Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Corporation as in effect on the date hereof, as the same may hereafter be amended from time to time.
“Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred Stock, as it may hereafter be amended from time to time.
“Certification of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation in effect on the date hereof, as it may hereafter be amended from time to time, and shall include this Certificate of Designations.
The term “close of business” means 5:00 p.m., New York City time.
“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.
“Corporation” means Kennedy-Wilson Holdings, Inc., a Delaware corporation.
“Depositary” means DTC or its nominee or any successor depositary duly appointed by the Corporation.
“Dividend Payment Date” has the meaning set forth in Section 4(b).
“Dividend Period” has the meaning set forth in Section 4(b).
“Dividend Rate” means a rate per annum equal to 6.00%, subject to Section 9(b)(v).
“DTC” means The Depository Trust Company and its successors or assigns.
“Effective Date” means the date on which the relevant Fundamental Change becomes effective.
“Excepted Person” means Fairfax Financial Holdings Limited and each Affiliate thereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Exercise Date” has the meaning set forth in the Warrant Agreement.

“Exercise Notice” has the meaning set forth in the Warrant Agreement.
“Extinguishment Date” has the meaning set forth in Section 8(d).
“Extinguishment Right” has the meaning set forth in Section 8(a).
“Fundamental Change” means the occurrence of any of the following:
(i)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than (x) any Excepted Person or any “person” or “group” that includes an Excepted Person; (y) the Corporation and its Wholly Owned Subsidiaries; and (z) any employee benefit plan of the Corporation or its Wholly Owned Subsidiaries) files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of capital stock of the Corporation representing more than 50% of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of the Corporation’s directors; or
(ii)    consummation of any consolidation or merger involving the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries; provided, however, that any consolidation, merger or similar transaction involving the Corporation pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) all classes of the Corporation’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (ii).
    For the purposes of the preceding definition, any transaction or event described in both clause (i) and in clause (ii) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso).
“Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series C Preferred Stock for purposes of making payment and for all other purposes.
“Holder Extinguishment Demand” has the meaning set forth in Section 8(b).
“Initial Holders” means the purchasers listed on Schedule I to the Purchase Agreement.
“Issue Date” means [__].
“Junior Securities” has the meaning set forth in Section 2.
“Liquidation Preference” means $1,000 per share of Series C Preferred Stock.
“Nonpayment Event” has the meaning set forth in Section 9(b).
“Nonpayment Remedy” has the meaning set forth in Section 9(b).

The term “open of business” means 9:00 a.m., New York City time.
“Parity Securities” has the meaning set forth in Section 2.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
“Preferred Stock Director” has the meaning set forth in Section 9(b).
“Purchase Agreement” means that certain 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement, dated as of June 4, 2023, among the Corporation and the purchasers named therein.
“Record Date” has the meaning set forth in Section 4(b).
“Redemption Date” has the meaning set forth in Section 7(c).
“Redemption Notice” has the meaning set forth in Section 7(c).
“Redemption Price” means the cash price at which any share of Series C Preferred Stock is redeemed, computed in accordance with Section 7(d).
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series C Preferred Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.
“Requisite Stockholder Approval” means the stockholder approval contemplated by NYSE Listing Standard Rule 312.03(d) (or any successor rule) with respect to the right of Holders of Series C Preferred Stock to vote, together with holders of the outstanding shares of Common Stock as a single class, in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the New York Stock Exchange, such stockholder approval is no longer required for the full exercise of such voting rights.
“Setoff Price” means the valuation at which any shares of Series C Preferred Stock are extinguished, computed in accordance with Section 8(c).
“Series A Preferred Stock” has the meaning set forth in Section 2.
“Series B Preferred Stock” has the meaning set forth in Section 2.
“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States, and as measured from the Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Transfer Agent” means Continental Stock Transfer & Trust Co. acting as Transfer Agent, Registrar and paying agent for the Series C Preferred Stock, and its successors and assigns, including any successor transfer agent duly appointed by the Corporation.
“Voting Preferred Stock” means, as of any time, any and all series of preferred stock of the Corporation (other than the Series C Preferred Stock) that rank equally with Series C Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which voting rights similar to those provided in Section 9(b) and Section 9(c) have been conferred and are exercisable as of such time.
“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
“Warrant Agreement” means that certain Warrant Agreement, dated the Issue date, between the Corporation and the Initial Holders, relating to the Warrants.
“Warrant Stockholder Approval” means the “Requisite Stockholder Approval” as defined in the Warrant Agreement.
“Warrants” means the warrants of the Corporation issued to the Initial Holders on the Issue Date pursuant to the Warrant Agreement.
Section 4.Dividends.
(a)Generally. From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, on a cumulative basis, cash dividends in the amount determined as set forth in this Section 4.
(b)Dividend Payment Dates and Record Dates. Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on [October 15, 2023]. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs (each such first day, a “Record Date”). Each period from and including a Dividend Payment Date (or, for the first Dividend Period, the Issue Date) to, but excluding, the following Dividend Payment Date, is herein referred to as a “Dividend Period.”
(c)Rate and Accrual of Dividends. Dividends, if, when and as authorized and declared by the Board of Directors, will be payable, for each outstanding share of Series C Preferred Stock, at an annual rate equal to the Dividend Rate on the $1,000 per share Liquidation Preference thereof. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day with the same effect as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on such dividend for the period from and after that Dividend Payment Date to the date such dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series C Preferred Stock paid later than the scheduled Dividend Payment Date.
(d)Cumulation of Dividends. Dividends on the Series C Preferred Stock are cumulative. Dividends on each share of Series C Preferred Stock shall accrue in the manner provided in the second sentence of Section 4(c) from and after the Issue Date, whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends.
(e)Dividend Blocker. Subject to the succeeding sentence, so long as any share of Series C Preferred Stock remains outstanding, (i) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities; and (ii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, unless, in each case, full dividends on all outstanding shares of Series C Preferred Stock and Parity Securities for all prior completed Dividend Periods, if any, have been paid (or have been declared and a sum sufficient for the payment thereof has been set aside). Notwithstanding anything to the contrary, this Section 4(e) will in no event prohibit or otherwise limit any of the following: (1) any dividend or distribution payable solely in Junior Securities, together with cash in lieu of any fractional security; (2) purchases, redemptions or other acquisitions of any Junior Securities in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business and consistent with past practices of the Corporation prior to the Issue Date, including, without limitation, (x) purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, but only to the extent that such purchases do not exceed the Share Dilution Amount; (y) the forfeiture of unvested shares of restricted stock or share withholdings (including withholdings effected by means of a repurchase or similar transaction) or other surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise); and (z) the payment of cash in lieu of fractional shares; (3) purchases of, or other payments in lieu of the issuance of, fractional interests in any Junior Securities pursuant to the conversion, exercise or exchange provisions of such Junior Securities or of any securities convertible into, or exercisable or exchangeable for, Junior Securities, (4) any dividends or distributions of rights or Junior Securities in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (5) purchases of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to the immediately preceding Dividend Payment Date (or, if no prior Dividend Payment Date, the Issue Date), provided that (x) such requirement is pursuant to a contract that is with a nationally recognized independent investment banking firm and provides for the purchase of such Junior Securities pursuant to an algorithm or other form of equity repurchase instructions customary for contracts of such nature; and (y) at the time such contractually binding requirement was entered into, the condition set forth in the first sentence of this Section 4(e) with respect to dividends on the outstanding shares of Series C Preferred Stock and Parity Securities was satisfied; (6) the exchange, reclassification or conversion of Junior Securities for or into other Junior Securities (together with the payment of cash in lieu of fractional securities); and (7) the adoption and implementation of an employee stock purchase program on customary terms, provided that the aggregate amount paid by the Corporation pursuant to this clause (7) cannot exceed $20,000,000 in any period of five years or $5,000,000 in any period of one year.

Subject to the succeeding sentence, for so long as any shares of Series C Preferred Stock remain outstanding, (i) no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period (other than a dividend payable solely in shares of Junior Securities); and (ii) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Parity Securities for or into Junior Securities or the exchange or conversion of Parity Securities for or into Junior Securities), unless, in each case, full dividends on all outstanding shares of Series C Preferred Stock for all prior completed Dividend Periods have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series C Preferred Stock. To the extent the Corporation declares dividends on the Series C Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series C Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series C Preferred Stock and all Parity Securities (which, in the case of any such Parity Securities shall not include any accumulation in respect of unpaid dividends for past dividend periods if such Parity Securities do not have a cumulative dividend) bear to each other.
Except as provided in the preceding paragraphs of this Section 4(e), this Certificate of Designations will not prohibit or otherwise restrict the declaration or payment of any dividend or distribution on Junior Securities or Parity Securities.
(f)No Right to Participatory Dividends. Without limiting the generality of Section 4(e), the Series C Preferred Stock shall not be entitled to participate in dividend or other distribution on any other class of capital stock of the Corporation.
(g)Method of Payment of Cash Dividends. Payments of cash for a declared dividend on any share of Series C Preferred Stock will be delivered to the Holder of such share by wire transfer to the account of such Holder provided in writing to the Corporation no later than the related Record Date (or, in the case of Series C Preferred Stock held in book-entry form through the Depositary, through a book-entry transfer through the Depositary).
(h)Treatment of Dividends When the Redemption Date or Extinguishment Date Occurs After a Record Date and on or Before the Related Dividend Payment Date. Notwithstanding anything to the contrary in this Certificate of Designations, if the Redemption Date or Extinguishment Date for any share of Series C Preferred Stock to be redeemed or extinguished is after the Record Date for any declared dividend and on or prior to the related Dividend Payment Date, then (i) the Holder of record of such share as of the close of business on such Record Date shall receive such dividend on or, at the Corporation’s election, before such Dividend Payment Date, notwithstanding such redemption or extinguishment, as applicable; and (ii) the Redemption Price (in the case of a redemption) or the Setoff Price (in the case of an extinguishment) will not include any accrued dividends in respect of the Dividend Period corresponding to such declared dividend referred to in this Section 4(h).
Section 5.Liquidation.
(a)In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders of each share of Series C Preferred Stock at the time shall be entitled to receive liquidating distributions in an amount equal to the Liquidation Preference of such share, plus an amount equal to all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.
(b)In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to their full respective liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise be respectively entitled.
(c)The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.
Section 6.Maturity. The Series C Preferred Stock shall be perpetual unless redeemed, extinguished or otherwise cancelled in accordance with this Certificate of Designations.
Section 7.Redemption Rights.
(a)Corporation’s Right to Redeem at its Option. The Corporation shall have the right, at its option, to redeem the Series C Preferred Stock, in whole or in part, at any time, on a Redemption Date determined in accordance with Section 7(c).
(b)Redemption in Connection with a Fundamental Change. If the Corporation executes and delivers an agreement whose performance would constitute a Fundamental Change, the Corporation shall, to the extent the Corporation has funds legally available to do so, be required to redeem the Series C Preferred Stock, in whole, on a Redemption Date (determined in accordance with Section 7(c)) occurring on or before the Effective Date of such Fundamental Change, at the Redemption Price. A redemption pursuant to this Section 7(b) will be deemed to occur immediately before the consummation of such Fundamental Change. Notwithstanding anything to the contrary in this Section 7(b), if, after sending a Redemption Notice for a redemption pursuant to this Section 7(b), the Corporation publicly announces that the related Fundamental Change will not occur, then such Redemption Notice will be deemed to be automatically rescinded, without the need for any further action on the part of the Corporation or any other Person. In the case of any such rescission, the Corporation will, as soon as reasonably practicable, send notice of the same to each Holder.
(c)Redemption Notice. In order to exercise its right to redeem the Series C Preferred Stock pursuant to Section 7(a) or its requirement to redeem the Series C Preferred Stock pursuant to Section 7(b), the Corporation shall send notice (in accordance with Section 13) of such redemption (a “Redemption Notice”) not less than 30 days (and, in the case of a redemption pursuant to Section 7(a), no more than 60 days) prior to the date fixed for redemption (the “Redemption Date”) to the Holders, stating:
(i)the Redemption Date;
(ii)the Redemption Price; and

(iii)the place or places where certificates for such shares of Series C Preferred Stock are to be surrendered for payment of the Redemption Price.
Any such Redemption Notice provided by the Corporation shall be irrevocable, except as provided in Section 7(b).
(d)Redemption Price. Subject to Section 4(h), the Redemption Price for any share of Series C Preferred Stock to be redeemed on a Redemption Date will be a cash amount equal to the Liquidation Preference of such share plus accrued and unpaid dividends on such share to, but excluding, such Redemption Date.
(e)Effect of Redemption Notice. If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then, subject to Section 4(h), from and after the Redemption Date (unless default shall be made by the Corporation in providing for the payment of the Redemption Price), dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. In the event that any Redemption Date shall not be a Business Day, then payment of the Redemption Price need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest or other sums shall accrue on the amount so payable for the period from and after such Redemption Date to such next succeeding Business Day.
    Upon surrender, in accordance with such notice, of the certificates representing shares of Series C Preferred Stock to be so redeemed (or, in the case of shares of Series C Preferred Stock held in book-entry form through the Depositary, upon satisfaction of the applicable procedures of the Depositary with respect to redemptions), such shares of Series C Preferred Stock shall be redeemed by the Corporation at the Redemption Price.
(f)No Other Rights of Redemption. Subject to Section 8, the Series C Preferred Stock shall not be redeemable by the Corporation or exchangeable by the Holders other than in accordance with this Section 7.
(g)No Sinking Fund Obligations. Subject to Section 8, the Series C Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series C Preferred Stock other than to the extent set forth in this Section 7.
Section 8.Exercise of Warrants.
(a)Extinguishment of Series C Preferred Stock in Connection Warrant Exercises. If a Holder exercises any or all Warrants owned by it, then such Holder will have the right (the “Extinguishment Right”), at its option, to require the Corporation to extinguish a number of shares of Series C Preferred Stock held by it that is no greater than is required for the Setoff Price to equal the Aggregate Strike Price for such exercised Warrants. Pursuant to Section 5(c)(i) of the Warrant Agreement, the Setoff Price for the Series C Preferred Stock to be extinguished pursuant to the preceding sentence will be applied to reduce (in whole or in part) the amount payable in respect of the Aggregate Strike Price for such exercised Warrants. Upon the Holder’s exercise of the Extinguishment Right with respect to any shares of Series C Preferred Stock, the Corporation shall extinguish and cancel such shares of Series C Preferred Stock pursuant to this Section 8. For the avoidance of doubt, if the Setoff Price for any shares of Series C Preferred Stock that are extinguished is less than the Aggregate Strike Price due in respect of the exercise of any Warrant, then the shortfall must be paid in cash or by the extinguishment of additional share(s) of Series C Preferred Stock by the Holder.
(b)Extinguishment Demand. In order to exercise its Extinguishment Right pursuant to Section 8(a) with respect to any Warrants to be exercised, the Holder shall accompany the Exercise Notice for such exercised Warrants, when delivered to the Corporation pursuant to Section 5(c) of the Warrant Agreement, with (1) the shares of Series C Preferred Stock to be extinguished pursuant to such exercise of the Extinguishment Right (which, if such shares of Series C Preferred Stock are in certificated form, must be duly endorsed and in proper form for transfer); and (2) such a notice to the Corporation (in accordance with Section 13) (a “Holder Extinguishment Demand”), stating:
(i)that Holder is exercising its Extinguishment Right;
(ii)the number of Warrants to be exercised; and
(iii)the number of shares of Series C Preferred Stock to be extinguished.
    Any such Holder Extinguishment Demand provided by a Holder shall be irrevocable.
(c)Setoff Price. Subject to Section 4(h), the Setoff Price for any shares of Series C Preferred Stock to be extinguished on an Extinguishment Date will be an amount equal to the aggregate Liquidation Preference of such shares plus accrued and unpaid dividends on such shares to, but excluding, such Extinguishment Date, subject to Section 4(h).
(d)Extinguishment Date. The date (the “Extinguishment Date”) for any share of Series C Preferred Stock to be extinguished pursuant to Section 8(a) shall be the Exercise Date for the related Warrants being exercised.
Section 9.Voting Rights. Holders of Series C Preferred Stock shall have the voting rights set forth in this Section 9 and any other voting rights as may from time to time be required by applicable law.
(a)Right to Vote with Common Stockholders as Single Class. Subject to Section 9(f) and the continued listing standards of the New York Stock Exchange, (i) Holders of Series C Preferred Stock shall have the right to vote, together with holders of the outstanding shares of Common Stock as a single class, on any and all matters requiring the vote of common stockholders under applicable law and on all other matters put before holders of the Common Stock for a vote; and (ii) for these purposes, each Holder will be deemed, for purposes of such vote, to be the holder of record, on the applicable record date for such vote, of a number of shares of Common Stock equal to the whole number of shares of Common Stock that such Holder (or its Affiliates) would have been entitled to receive upon exercise of all of such Holder’s (or its Affiliates’) Warrants outstanding as of such record date, assuming the Exercise Date for such Warrants occurred on such record date; provided, however, that (x) a Holder will have voting rights pursuant to this Section 9(a) only to the extent, if any, that such Holder or its Affiliates are a “Holder” (as defined in the Warrant Agreement) of any Warrants; (y) such number of shares shall be determined assuming “Physical Settlement” (as defined in the Warrant Agreement) applies to such exercise; and (z) solely for these purposes, a Warrant will be deemed not to be outstanding if it is or has been transferred in breach of Section 3(g)(i)(1) of the Warrant Agreement. Absent manifest error, the number of votes ascribed to the Series C Preferred Stock of any Holder pursuant to this Section 9(a) will be determined by the Corporation pursuant to the Registrar for the Series C Preferred Stock and the registrar for the Warrants, and each Holder agrees to provide the Corporation will all documents or other evidence as the Corporation may reasonably request for purposes of making or confirming such determination.

(b)Right to Elect Two Directors Upon Nonpayment Events.
(i)Whenever dividends on any shares of Series C Preferred Stock or any other series of Voting Preferred Stock shall not have been declared and paid, on a cumulative basis, for the equivalent of four or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall (subject to the terms of the Certificate of Incorporation) automatically be increased by two and the holders of Series C Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to vote for the election of the two additional directors (each, a “Preferred Stock Director”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may then be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two Preferred Stock Directors.
(ii)In the event that the holders of the Series C Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series C Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, failing which election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders during the continuance of such Nonpayment Event. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series C Preferred Stock or Voting Preferred Stock then outstanding, and delivered to the Secretary of the Corporation in such manner as provided for in Section 13 below, or as may otherwise be required by law.
(iii)If and when all accrued and unpaid dividends in respect of all prior completed Dividend Periods have been paid in full, or declared and a sum sufficient for such payment shall have been set aside, on the Series C Preferred Stock and any other series of Voting Preferred Stock for at least two consecutive Dividend Periods after a Nonpayment Event (a “Nonpayment Remedy”), the holders of the Series C Preferred Stock shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment Event (and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero). If such voting rights for the Series C Preferred Stock and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Preferred Stock Director so elected shall forthwith terminate and the number of directors on the Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for two Dividend Periods following a Nonpayment Event, the Corporation may take account of any dividend that it elects to pay for such a Dividend Period after the regular Dividend Payment Date for that Dividend Period has passed.
(iv)Any Preferred Stock Director may be removed with cause in accordance with the Delaware General Corporation Law. Any Preferred Stock Director may also be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). In the event that a Nonpayment Event shall have occurred and there has not been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series C Preferred Stock and Voting Preferred Stock (voting together as a single class), when they have the voting rights described above; provided that the filling of each vacancy will not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.
(v)Notwithstanding anything to the contrary in this Section 9(b), if the Holders of the Series C Preferred Stock and the holders of any Voting Preferred Stock have the right to vote for the election of any Preferred Stock Director, and the addition of such Preferred Stock Director to the Board of Directors would cause the size of the Board of Directors to exceed the limitations set forth in the Certificate of Incorporation, then such Preferred Stock Director will not take office until and unless the addition of such Preferred Stock Director to the Board of Directors would not cause the size of the Board of Directors to exceed the limitations set forth in the Certificate of Incorporation.
If any Preferred Stock Director is unable to take office as result of the preceding paragraph, then the Dividend Rate will be increased to 8.00% per annum during the period from, and including, the date on which the related Nonpayment Event shall have first occurred and ending on, but excluding, the earlier of the date on which (x) such Preferred Stock Director takes office in accordance with the provisions of this Section 9(b); or (y) all accrued and unpaid dividends in respect of all prior completed Dividend Periods have been paid in full, or declared and a sum sufficient for such payment shall have been set aside, on the Series C Preferred Stock and any series of Voting Preferred Stock for at least two consecutive Dividend Periods after such Nonpayment Event, and on and after such earlier date, the Dividend Rate will be 6.00% per annum (subject to the application of this paragraph to any subsequent Nonpayment Event).
(c)Other Voting Rights. So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and any Voting Preferred Stock then outstanding (subject to the last paragraph of this Section 9(c)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)Authorization of Senior or Parity Stock. Any amendment or alteration of the Certificate of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to or equal with the Series C Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
(ii)Amendment of Series C Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock; or
(iii)Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless, in each case, (A) (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof of the District of Columbia and (y) such shares of Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to such consummation; or (B) such exchange, reclassification, merger or consolidation constitutes or would constitute a Fundamental Change as to which the Corporation is required to redeem all outstanding Series C Preferred Stock pursuant to Section 7(b);
provided, however, that for all purposes of this Section 9(c), (x) none of the following will be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock: (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock; and (2) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation; and (y) any binding share exchange, reclassification, merger or consolidation that satisfies the requirements of clause (A) or (B) of Section 9(c)(iii) will not require the consent of any Holders pursuant to Section 9(c)(i) or Section 9(c)(ii).
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 9(c) would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series C Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.
(d)Change for Clarification. Without the consent of the Holders of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

(i)to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective or inconsistent; or
(ii)to make any provision with respect to matters or questions relating to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations, so long as the same does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof of the Series C Preferred Stock;
provided, however, that if any such amendment, alteration, supplement or repeal pursuant to clause (i) adversely affects the rights, preferences, privileges or voting powers of the Series C Preferred Stock, then, prior to, or concurrently with, effectuating the same, the Corporation will provide, to the Transfer Agent (with a copy to each Holder upon request), a certificate signed by one of its officers, together with a legal opinion (which may be issued by an employee of the Corporation) addressed to the Holders, each providing that such amendment, alteration, supplement or repeal is permitted by this Certificate of Designations.
(e)Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility, if any, on which the Series C Preferred Stock or the Common Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series C Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series C Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the Series C Preferred Stock and such other Voting Preferred Stock voted or covered by the consent.
(f)Limitation on Right to Vote with Common Stockholders as Single Class. Notwithstanding anything to the contrary in this Certificate of Designations, unless and until the Requisite Stockholder Approval is obtained, no Holder of Series C Preferred Stock will have the right to vote pursuant to Section 9(a), to the extent, and only to the extent, that such right to vote would result in such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, having voting power in excess of nineteen and nine tenths percent (19.9%) of the then-outstanding shares of Common Stock. (For the avoidance of doubt, the preceding sentence will not impair the right of any Holder of Series C Preferred Stock to vote pursuant to Section 9(a) with voting power up to and including nineteen and nine tenths percent (19.9%) of the then-outstanding shares of Common Stock regardless of the aggregate voting power that is otherwise held by such Holder or “person” or “group” that includes such Holder.) Upon the written request to the Corporation of Holders of more than twenty five percent (25%) of the number of shares of Series C Preferred Stock then outstanding, the Corporation will seek to obtain the Requisite Stockholder Approval and/or Warrant Stockholder Approval at either (i) the next regular annual meeting of its stockholders (if such written request is sent to the Corporation less than sixty (60) days before the scheduled date for such regular annual meeting) or (ii) a special meeting of its stockholders to be convened for the purpose of seeking to obtain the Requisite Stockholder Approval and/or Warrant Stockholder Approval, as applicable, which meeting shall be held within sixty (60) days of such written request being sent to the Corporation.

Section 10.Sufficiency of Legally Available Funds.
(a)Sufficiency of Legally Available Funds. If on any due date for a required payment on the Series C Preferred Stock hereunder, the Corporation shall not have funds legally available for distribution to Holders of Series C Preferred Stock sufficient to satisfy such payment obligation in full, then the Corporation shall not be relieved of its obligations in respect of such payment and shall make such payment immediately upon the availability of funds legally available therefor. During the pendency non-payment of any required amounts in respect of the Series C Preferred Stock in accordance with the foregoing (other than the non-payment of dividends the remedies for which are as set forth in Section 4), the Corporation shall be deemed to not have paid dividends on the Series C Preferred Stock for all prior completed Dividend Periods for purposes of Section 4(e) and shall be subject to the restrictions set forth therein.
    The Corporation shall not execute and deliver any agreement whose performance would constitute a Fundamental Change unless, at the time of such execution and delivery, the Corporation in good faith believes the Corporation or its successor, as applicable, has or will have sufficient funds legally available to redeem the Series C Preferred Stock in accordance with this Section 7(b).
Section 11.Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Series C Preferred Stock shall initially be Continental Stock Transfer & Trust Co. The Corporation may, in its sole discretion, remove the Transfer Agent, provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.
Section 12.Stock Certificates.
(a)Shares of the Series C Preferred Stock shall initially be represented by either (i) stock certificates substantially in the form set forth as Exhibit A hereto, with such changes or revisions thereto as the Corporation may reasonably deem is appropriate; or (ii) book entries reflected at the facilities of the Transfer Agent representing such shares. Shares of Series C Preferred Stock may not be transferred into the book-entry system of the Depositary without the consent of the Corporation.
(b)Stock certificates representing shares of the Series C Preferred Stock shall be signed by two authorized officers of the Corporation in accordance with the Bylaws and applicable Delaware law, by manual or facsimile signature.
(c)A stock certificate representing shares of Series C Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent. Each stock certificate representing shares of Series C Preferred Stock shall be dated the date of its countersignature.
(d)If any officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent countersigns the stock certificate, the stock certificate shall be valid nonetheless.
Section 13.Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation at its principal office in the United States of America, or to an agent of the Corporation designated in writing as permitted by this Certificate of Designations, or (ii) if to any Holder of shares of Series C Preferred Stock, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated in writing by notice similarly given. Without limiting the generality of the foregoing, notice to the Corporation or any Holder may be provided by electronic mail to the address theretofore specified by the recipient to the other party, and any such notice provided in such manner will be deemed, as of the time it is sent, to have been duly given in writing to the other party but only if such notice is also sent not later than the following Business Day via next day mail or a similar service to the address specified in the preceding sentence.
Any Redemption Notice provided to a Holder in accordance with this Section 13 will be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but the failure to duly give such notice in accordance with this Section 13, or any defect in such notice, to any Holder of any share of Series C Preferred Stock will not affect the validity of the proceedings for the redemption of any other share of Series C Preferred Stock.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, KENNEDY-WILSON HOLDINGS, INC. has caused this Certificate of Designations to be signed by In Ku Lee, its Secretary, this [__] day of [__], [__].

KENNEDY-WILSON HOLDINGS, INC.
By:
    Name: In Ku Lee
    Title: Secretary

[Signature Page to Certificate of Designations]

Exhibit A
[FORM OF FACE OF 6.00% SERIES C CUMULATIVE
PERPETUAL PREFERRED STOCK CERTIFICATE]
THE OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144A THEREUNDER.
[INCLUDE FOR GLOBAL SECURITIES]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Certificate Number [__]	[Initial] Number of Shares: [__]
[CUSIP: [__]]

KENNEDY-WILSON HOLDINGS, INC.
6.00% SERIES C CUMULATIVE PERPETUAL PREFERRED STOCK
(Liquidation Preference as specified below)
Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that [__] (the “Holder”), is the registered owner of [__] [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 6.00% Series C Cumulative Perpetual Preferred Stock having a Liquidation Preference of $1,000.00 per share (the “Series C Preferred Stock”). The shares of Series C Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations establishing the terms of the Series C Preferred Stock, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business.
Reference is hereby made to the provisions of the Series C Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place. If the terms of this certificate conflict with the terms of the Certificate of Designations, then the terms of the Certificate of Designations will control to the extent of such conflict.
Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Transfer Agent and Registrar have properly countersigned, these shares of Series C Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, KENNEDY-WILSON HOLDINGS, INC. has caused this certificate to be signed by [__], its [__], this [__]th day of [__], [__].

KENNEDY-WILSON HOLDINGS, INC.
By:
    Name:
    Title:

    Name:
    Title:
COUNTERSIGNATURE
These are shares of Series C Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated: [__], [__]
Continental Stock Transfer& Trust Co,
as Registrar and Transfer Agent

By:
    Name:
    Title:

[FORM OF REVERSE OF 6.00% SERIES C CUMULATIVE
PERPETUAL PREFERRED STOCK CERTIFICATE]
Cumulative dividends on each share of Series C Preferred Stock shall be payable at the applicable rate provided in the Certificate of Designations.
The shares of Series C Preferred Stock shall be redeemable by the Corporation in the manner and in accordance with, and subject to, the terms set forth in the Certificate of Designations.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series C Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)
and irrevocably appoints:
as agent to transfer the shares of the Series C Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Schedule I1
Kennedy-Wilson Holdings, Inc.
Global Preferred Stock Certificate
6.00% Series C Cumulative Perpetual Preferred Stock
Certificate Number:
The number of shares of Series C Preferred Stock initially represented by this Global Preferred Stock Certificate shall be [__]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of the Series C Preferred Stock evidenced by this Global Preferred Stock Certificate in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Stock Certificate	Amount of Increase in Number of Shares Represented by this Global Preferred Stock Certificate	Number of Shares Represented by this Global Preferred Stock Certificate following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

_________________
1 Attach Schedule I only to Global Securities